UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PARK-OHIO HOLDINGS CORP.

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PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard

Cleveland, Ohio 44124

Notice of 2012 Annual Meeting of Shareholders

The 2012 annual meeting of shareholders of Park-Ohio Holdings Corp., an Ohio corporation, will be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, on Thursday, May 24, 2012, at 10 A.M., Cleveland Time. The purposes of the Annual Meeting are:

1. To elect three directors to serve until the 2015 annual meeting of shareholders;

2. To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2012;

3. To approve the amendment and restatement of the Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan, the terms of which are described in the accompanying Proxy Statement; and

4. To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof.

The Board of Directors set March 30, 2012 as the record date for the Annual Meeting. This means that owners of Common Stock at the close of business on that date are entitled to (1) receive notice of the Annual Meeting and (2) vote at the Annual Meeting and any adjournments, postponements or continuations of the Annual Meeting.

You are invited to attend the Annual Meeting and urged to mark, sign and return the proxy card in the enclosed envelope, regardless of whether you expect to attend the Annual Meeting. No postage is required if mailed in the United States. Your proxy will not be used if you attend the Annual Meeting and vote in person. If you attend the Annual Meeting, you may be asked to present a valid picture identification.

By Order of the Board of Directors

ROBERT D. VILSACK

    Secretary

April 16, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2012: A complete set of proxy materials relating to the Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at http://eproxy.pkoh.com.

PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard

Cleveland, Ohio 44124

Proxy Statement for

Annual Meeting of Shareholders

To Be Held On May 24, 2012

GENERAL INFORMATION

The Board of Directors of Park-Ohio Holdings Corp., or Board, is furnishing this proxy statement in order to solicit proxies on its behalf to be voted at our 2012 annual meeting of shareholders. The Annual Meeting will be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122 on Thursday, May 24, 2012, at 10 A.M., Cleveland Time, and any and all adjournments, postponements or continuations thereof.

Proxy materials are first being mailed to shareholders on or about April 16, 2012. A shareholder giving a proxy may revoke it, without affecting any vote previously taken, by a later appointment received by us prior to the Annual Meeting or by giving notice to us in writing or in open meeting. Attendance at the Annual Meeting will not in itself revoke a proxy. Shares represented by properly executed proxies will be voted at the Annual Meeting. If a shareholder has specified how the proxy is to be voted with respect to a matter listed on the proxy, it will be voted in accordance with such specifications. If no specification is made, the executed proxy will be voted (1) “FOR” the election of the nominees for directors, (2) “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2012 and (3) “FOR” approval of the amendment and restatement of the Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is March 30, 2012. As of March 30, 2012, there were issued and outstanding 12,125,057 shares of our Common Stock, par value $1.00 per share. Each share is entitled to one vote on each matter presented at the Annual Meeting. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

If your shares are held in the name of a brokerage firm or other nominee, your shares may be voted even if you do not provide the brokerage firm or other nominee with voting instructions. Brokerage firms and other nominees have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm or other nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm or other nominee cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

The proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2012 is the only routine matter for which the brokerage firm or other nominee who holds your shares can vote your shares without your instructions. Accordingly, there should be no broker non-votes with respect to such proposal, and broker non-votes will have no effect on the outcome of the other proposals.

We are not aware of any matters other than those described in this proxy statement that will be presented to the Annual Meeting for action on the part of the shareholders. If any other matters are properly brought before the Annual Meeting that applicable law permits proxies to vote on a discretionary basis, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates thereon in accordance with their best judgment. Abstentions and broker non-votes will be counted as present at the Annual Meeting for purposes of determining a quorum.

The cost of soliciting proxies, including the charges and expenses incurred by brokerage firms and other persons for the forwarding of proxy materials to the beneficial owners of such shares, will be borne by us. Proxies may be solicited by our officers and employees by letter, by telephone or in person. Such individuals will not be additionally compensated but may be reimbursed by us for their reasonable out-of-pocket expenses. In addition, we have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, a professional proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated to be approximately $5,000, plus reimbursement of out-of-pocket expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The authorized number of directors is presently fixed at nine, divided into three classes of three members. The directors of each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting. Proxies may only be voted for the nominees identified in the section entitled “Nominees for Election.”

The class of directors to be elected in 2012, who will hold their positions for a term of three years and until the election of their successors, has been fixed at three. Unless otherwise directed, the persons named in the accompanying proxy will vote the proxies received by them (unless authority to vote is withheld) in favor of electing to that class: Patrick V. Auletta, Edward F. Crawford and James W. Wert, all of whom were previously elected as directors by shareholders. If any nominee is not available at the time of election, the proxy holders may vote in their discretion for a substitute or such vacancy may be filled later by the Board. We have no reason to believe any nominee will be unavailable.

Vote Required and Recommendation of the Board

The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting is required to elect Patrick V. Auletta, Edward F. Crawford and James W. Wert, as directors to serve until the 2015 annual meeting of shareholders. Abstentions and broker non-votes will have no effect with respect to the election of directors.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PATRICK V. AULETTA, EDWARD F. CRAWFORD AND JAMES W. WERT.

Biographical Information

Information is set forth below regarding the nominees for election and the directors who will continue in office as directors after the Annual Meeting. The information includes their ages, principal occupations during at least the past five years and other directorships held currently or within the last five years. Also set forth is the date each was first elected as a director.

Also contained in the biographical information below are the qualifications that led the Board to conclude that each director and nominee should serve as a director. Each director and nominee possesses the integrity, judgment and analytical ability to guide the Company. The aforementioned qualities, when viewed in tandem with the attributes and accomplishments of each director and nominee, as reflected below, qualify each director and nominee to serve on the Board.

Nominees for Election
Name	Age	Principal Occupation and Other Directorships
Patrick V. Auletta (a,b,d)	61	Director since 2004; President Emeritus of KeyBank National Association (financial services company) since 2005; President of KeyBank National Association from 2001 to 2004; over 35 years of banking experience at KeyBank. Director of The Cleveland Clinic Foundation. Mr. Auletta’s extensive experience in finance, the banking industry and general management, including his service as president of an operating company of a publicly-traded corporation, enables him to make significant contributions to the Board, particularly in his capacity as the Chair of the Audit Committee and as our Audit Committee financial expert. He has a broad and deep understanding of financial analysis, the financial reporting system, the challenges involved in developing and maintaining effective internal controls and evaluating risks to the Company.

Edward F. Crawford (a)	72	Director, Chairman and Chief Executive Officer of the Company since 1992 and President from 1997 to 2003. Chairman and Chief Executive Officer of The Crawford Group (a venture capital, management consulting company) since 1964. Mr. Edward Crawford has completed over 18 years of service to the Company as a director and senior officer and has amassed extensive knowledge of the Company’s strategies and operations. In addition, he also brings to the Board his experience in leading a variety of private enterprises for over 40 years. Mr. Matthew Crawford is the son of Mr. Edward Crawford.

James W. Wert (a,b,c,d)	65	Director since 1992 and Vice Chairman since 2002; Chief Executive Officer, President and Director since 2003 and Vice President from 2000 to 2002, CM Wealth Advisors, Inc., formerly known as Clanco Management Corporation (a registered investment advisor); formerly Senior Executive Vice President and Chief Investment Officer of KeyCorp (financial services company) from 1995 to 1996 and Chief Financial Officer of KeyCorp and predecessor companies from 1990 to 1995. Director of Marlin Business Services Corp. For the period 1997-2008, director of Continental Global Group. Mr. Wert has acquired extensive experience handling transactional and investment issues through his experience managing a registered investment adviser and as chief investment officer of a publicly-traded corporation. Through this experience as well as his service on other boards of publicly-traded corporations, he provides important insight and assistance to the Board in the areas of finance, investments and corporate governance. In addition, as one of our longest standing directors, Mr. Wert provides continuity to the Board and has a broad understanding of the strategic and operational issues we face.

Directors Continuing in Office with Term Expiring in 2013
Name	Age	Principal Occupation and Other Directorships
Matthew V. Crawford	42	Director since 1997; President and Chief Operating Officer of the Company since 2003; Senior Vice President from 2001 to 2003; Assistant Secretary and Corporate Counsel from February 1995 to 2001; President of The Crawford Group (a venture capital, management consulting company) since 1995. With over 15 years of experience at the Company, Mr. Matthew Crawford is intimately familiar with the Company’s capabilities, customers, strategy, position in the industry and with developments within the industry. In addition, he is experienced in operating a number of diversified private companies. Mr. Matthew Crawford’s experience, influence and deep knowledge of the Company and its industries provides the Board with the management perspective necessary to successfully oversee the Company and its strategy and business operations. Mr. Edward Crawford is the father of Mr. Matthew Crawford.

Ronna Romney (c,d)	68	Director since 2001; former political and news commentator for radio and television; author; U.S. Senate Candidate for Michigan 1996; former Chair of the President’s Commission for White House Fellowships; former Chair of the President’s Commission for White House Scholars; former Commissioner on the President’s National Advisory Council on Adult Education; since 1999 Director of Molina Healthcare, Inc. (managed healthcare service provider), also Lead Director and Chair of the Corporate Governance and Nominating Committee of Molina Healthcare, Inc. Ms. Romney’s diverse experiences as a lead director for a health care company, her political experience, and her focus on education issues ensure the Board is aware of alternative perspectives in the oversight of the Company.

Steven H. Rosen (d)	41	Director since 2011; since 2001, Co-Chief Executive Officer and founder of Resilience Capital Partners (private equity firm). With his experience in assisting underperforming businesses and his expertise in the dynamics of capital markets, Mr. Rosen provides the Board insight in such diversified areas as finance, strategic planning operations and capital investments.

Directors Continuing in Office with Term Expiring in 2014
Name	Age	Principal Occupation and Other Directorships
Kevin R. Greene (b,d)	53	Director since 1998; Chairman and Chief Executive Officer of KR Group LLC (international investment banking, money management and consulting firm) since 1992; Managing Partner of James Alpha Management LLC (money management company) since 2005; Chairman and Chief Executive Officer of Capital Resource Holdings L.L.C. (pension consultant) from 1999 through 2004; formerly a management consultant with McKinsey & Company (consulting firm). With his background in finance and money management, Mr. Greene provides the Board with financial and investment expertise, as well as valuable perspective on risk analysis and development and management of effective internal controls.

A. Malachi Mixon III (d)	71	Director since 2008; Chairman since 1983, director since 1979, and Chief Executive Officer 1979-2010 of Invacare Corporation (manufacturer and distributor of home and long-term care medical products); director since 1993 of The Sherwin-Williams Company (manufacturer and distributor of coatings and related products); since 2011, Chairman Emeritus of the Board of Trustees of The Cleveland Clinic Foundation; Chairman of the Board of Trustees of the Cleveland Institute of Music; Trustee Emeritus of Case Western Reserve University. Mr. Mixon, as the former senior executive of a publicly-traded corporation, brings 30 years of upper management experience to the Board. Mr. Mixon is experienced in managing domestic and international manufacturing and distribution operations as well as organizing and restructuring companies. Through this experience as well as his service on the boards of publicly-traded corporations and a private equity firm, he provides important insight and assistance to the Board in the areas of finance, marketing, and corporate governance.

Dan T. Moore III (c,d)	72	Director since 2003; Chief Executive Officer of Dan T. Moore Co. (a management company overseeing a group of companies performing research and development of advanced materials) since 1969. Also, Chief Executive Officer of Delaware Dynamics LLC (a manufacturer of large, complex high-pressure dies for the automotive industry) since 2010. Director since 1979 of Invacare Corporation (manufacturer and distributor of home and long-term care medical products) and, for the period 1989-2010, director of Hawk Corporation (supplier of friction materials and motorsports components). Mr. Moore brings to the Board his business acumen and operations experience demonstrated over years of managing numerous manufacturing companies. He is a recognized and successful entrepreneur. From this experience, as well as his service on the boards of other publicly-traded corporations, Mr. Moore offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

(a)	Member, Executive Committee
(b)	Member, Audit Committee
(c)	Member, Compensation Committee
(d)	Member, Nominating and Corporate Governance Committee

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our Common Stock by: (i) each person (or group of affiliated persons) known to us to be the beneficial owner of more than five percent of our outstanding Common Stock; (ii) each director or director nominee; (iii) each executive officer named in the Summary Compensation Table on page 32 of this proxy statement individually; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the information is as of February 29, 2012, and the nature of beneficial ownership consists of sole voting and investment power.

Name of Beneficial Owner	Shares of Common Stock Currently Owned		Shares Acquirable Within 60 Days(1)		Percent of Class (%)
Patrick V. Auletta	17,000		2,500	(h)	*
Edward F. Crawford	1,668,305	(a)(c)	25,000		13.9
Matthew V. Crawford	1,672,047	(b)(c)	25,000		13.9
Patrick W. Fogarty	36,731	(d)	25,000		*
Kevin R. Greene	13,000		2,000		*
A. Malachi Mixon III	28,000	(e)	—		*
Dan T. Moore III	27,500		9,500		*
Ronna Romney	18,700		—		*
Steven H. Rosen	4,000		—		*
Jeffrey L. Rutherford(2)	52,803	(f)	11,250		*
Robert D. Vilsack	49,505		35,000		*
James W. Wert	116,800		—		*
GAMCO Investors, Inc.	1,605,328	(g)	—		13.2
Directors and executive officers as a group (12 persons)	3,612,290		135,250		30.5

*	Less than one percent.

(1)	Reflects the number of shares that could be purchased by exercise of options vested at March 30, 2012 or within 60 days thereafter.

(2)	Mr. Rutherford resigned effective April 3, 2012.

(a)	The total includes 1,523,603 shares over which Mr. Edward Crawford has sole voting and investment power, 22,500 shares owned by L’Accent de Provence of which Mr. Edward Crawford is President and owner of 25% of its capital stock and over which Mr. Edward Crawford shares voting and investment power, and 9,500 shares owned by Mr. Edward Crawford’s wife as to which Mr. Edward Crawford disclaims beneficial ownership. The total includes 20,601 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries as of January 20, 2012.

(b)	Total includes 1,579,946 shares over which Mr. Matthew Crawford has sole voting and investment power.

(c)	Total includes an aggregate of 92,101 shares over which Messrs. Edward Crawford and Matthew Crawford have shared voting power and investment power, consisting of: 39,000 shares held by a charitable foundation; 11,700 shares owned by Crawford Container Company; and 41,401 shares owned by First Francis Company, Inc. These 92,101 shares are included in the beneficial ownership amounts reported for both Mr. Edward Crawford and Mr. Matthew Crawford.

(d)	Total includes 849 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries as of January 20, 2012.

(e)	23,000 shares have been pledged as security.

(f)	The total number of shares includes 25,428 shares owned by Mr. Rutherford’s wife as to which Mr. Rutherford disclaims beneficial ownership.

(g)

Based on information set forth on Amendment No. 22 to Schedule 13D as filed with the SEC on May 10, 2011. Total includes 1,043,861 shares held by GAMCO Asset Management Inc., 403,000 shares held by Gabelli Funds, LLC, 156,967 shares held by Teton Advisors, Inc., and 1,500 shares held by MJG Associates, Inc., as of May 9, 2011. GGCP,

Inc. is the ultimate parent holding company for the above-listed companies, and Mr. Mario J. Gabelli is the majority stockholder, chief executive officer and a director of GGCP, Inc. Each of the foregoing has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their respective reported shares, except that GAMCO Asset Management Inc. does not have the authority to vote 10,000 of the reported shares. The foregoing companies provide securities and investment related services and have their principal business office at One Corporate Center, Rye, New York 10580.

(h)	2,500 restricted share units that represent the right to receive shares of our Common Stock upon Separation of Service (as defined in the Director DC Plan).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon our review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5, we believe that, during 2011, all filing requirements applicable for reporting persons were met, with the exception of Mr. Matthew Crawford who filed a Form 4 on November 10, 2011 reporting the November 7, 2011 (1) exercise and conversion of 87,500 stock options into 87,500 shares and (2) payment of a tax liability by the delivery of 37,364 shares.

CERTAIN MATTERS PERTAINING TO THE BOARD AND

CORPORATE GOVERNANCE

Corporate Governance

Director Independence.    The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, or CEO, and President, as directors. The current Board members include seven independent directors (including two of the nominees).

Each of Messrs. Auletta, Greene, Mixon, Moore, Rosen and Wert and Ms. Romney is “independent” in accordance with the rules of the Nasdaq Stock Market. The Nasdaq Stock Market’s independence definition includes a series of objective tests, including that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Stock Market’s rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and management.

In addition, as required by the Nasdaq Stock Market’s rules, the members of the Audit Committee are each “independent” under special standards established by the SEC for members of audit committees. The Audit Committee also includes at least one independent member whom the Board has determined meets the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Auletta is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Auletta’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Auletta any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Risk Oversight.    The Board is responsible for overseeing the Company’s risk, with reviews of certain areas being conducted by the relevant committees of the Board and directly through senior management reports.

The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as internal controls and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Compensation Committee assesses and monitors risks relating to our executive compensation policies and practices. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks related to our governance structure and processes, the independence of the Board and potential conflicts of interest and ensuring compliance with the Code of Business Conduct and Ethics. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

In addition, the Board’s role in our risk oversight process includes receiving regular reports either directly from presentations to the Board by senior or regional management or through executive officers at Board meetings on areas of material risk to us, including market-specific, operational, legal, regulatory, competitive and strategic risks.

The procedures described above permit the Board to maintain an awareness of material risks that may affect us and ensure the ability of the Board to take any and all appropriate actions to oversee risks we face. We also believe that our board leadership structure complements our risk management structure, as it allows our independent directors, through the independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Leadership Structure.    Our CEO, Mr. Edward Crawford, also serves as our Chairman. The Company has no fixed policy on whether the roles of Chairman and CEO should be separate or combined; this decision is based on the best interests of the Company considering the circumstances at the time. The Board believes that the combined role of Chairman and CEO promotes strategic development and execution of our business strategies, which is essential to effective governance. The Board recognizes utilizing the expertise of Mr. Edward Crawford contributes to the success of the Company. The diversity of our operating units requires a leader who possesses the detailed and in-depth knowledge of the issues, opportunities and challenges facing those diverse businesses. At this time, the Board believes that Mr. Edward Crawford, based upon his experience in the various industries in which we are positioned, is best qualified to efficiently develop agendas that ensure that the Board’s time and attention are focused on the most critical matters and to execute strategic plans effectively.

The Board has chosen not to appoint a “lead director,” but instead uses executive sessions of the independent directors, as necessary, and other than the Executive Committee, the composition of the remaining committees of the Board is comprised solely of independent directors. We believe that shared leadership responsibility among the independent directors, as opposed to a single lead director, results in increased engagement of the Board as a whole, and that having a strong, independent group of directors fully engaged is important for good governance.

Code of Business Conduct and Ethics.    All directors, officers and employees must act ethically at all times and in accordance with the policies comprising our Code of Business Conduct and Ethics, or Code. A copy of the Code is available, without charge, upon written request to: Secretary, Park-Ohio Holdings Corp., 6065 Parkland Boulevard, Cleveland, Ohio 44124 and is also available on our website at www.pkoh.com. We intend to disclose any amendment to, or waiver from, the Code by posting such amendment or waiver, as applicable, on our website.

Board of Directors and Committees

Board Committees.    The Board currently has, and appoints the members of, Audit, Compensation, Nominating and Corporate Governance and Executive Committees. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director in accordance with the rules of the Nasdaq Stock Market.

Audit Committee.    The Audit Committee consists of Messrs. Auletta, Greene and Wert, with Mr. Auletta as its chair. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the retention, compensation and oversight of the work of our independent auditors. In 2011, the Audit Committee held four meetings. The Audit Committee has a written charter approved by the Board. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter, which is available on our website at www.pkoh.com.

Compensation Committee.    The Compensation Committee consists of Messrs. Moore and Wert and Ms. Romney, with Ms. Romney as its chair. The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, including reviewing and granting equity awards to executive officers. As described in greater detail below under “Compensation Discussion and Analysis,” the Compensation Committee determines the compensation of our executive officers, including our CEO, and directors. With respect to executive officers other than the CEO, the Compensation Committee takes into account the recommendations of the CEO when determining the various elements of their compensation, including the amount and form of such compensation. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of executive compensation and the sole authority to approve the fees and other retention terms of any such consultants.

The Compensation Committee also reviews and approves various other compensation policies and matters. The Compensation Committee held one meeting in 2011 and also acted by written consents. The Compensation Committee has not yet adopted a written charter.

Executive Committee.    The Executive Committee consists of Messrs. Auletta, Edward Crawford and Wert, with Mr. Wert as its chair. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons and except as limited by Ohio law and our Regulations. The Executive Committee held no meetings in 2011.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Messrs. Auletta, Greene, Mixon, Moore, Rosen and Wert and Ms. Romney, with Mr. Wert as its chair, and consists of all of our independent directors, in accordance with the rules of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as: age; understanding of and achievements in manufacturing, technology, finance and marketing; and international experience and culture. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Nominating and Corporate Governance Committee establishes procedures for the nomination process, recommends candidates for election to the Board and also nominates officers for election by the Board. The Nominating and Corporate Governance Committee has not yet adopted a written charter but operates under a resolution regarding the nomination process.

Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by employees. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders and evaluates these candidates proposed by shareholders using the same criteria as for other candidates. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience and particular fields of expertise, (2) an indication of the nominee’s consent to serve as a director if elected, and (3) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director, and should be addressed to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

The Nominating and Corporate Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance. The Nominating and Corporate Governance Committee also reviews and assesses the effectiveness of the Code and recommends to the Board proposed revisions to the Code. In addition, the Nominating and Corporate Governance Committee reviews shareholder proposals and makes recommendations to the Board for action on such proposals. The members of the Nominating and Corporate Governance Committee met three times in 2011.

Attendance at Board, Committee and Annual Shareholders’ Meetings.    The Board held four meetings in 2011. All directors are expected to attend each meeting of the Board and the committees on which he or she serves. In 2011, no director attended less than 75% of the meetings of the Board and the committees on which he or she served. Directors are expected to attend the Annual Meeting, and all directors except for Mr. Matthew Crawford, attended the 2011 annual meeting of shareholders.

Shareholder Communications

The Board believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2011 were Messrs. Moore and Wert and Ms. Romney. No current or former officer or employee of ours served on the Compensation Committee during 2011.

COMPENSATION OF DIRECTORS

We compensate non-employee directors for serving on our Board and reimburse them for expenses incurred in connection with Board and committee meetings. During 2011, each non-employee director earned, as an annual retainer, $20,000 and was granted 2,500 restricted shares, except for Mr. Rosen who was granted 1,500 restricted shares after his election to the Board in November 2011. The restricted shares were granted in accordance with our Amended and Restated 1998 Long-Term Incentive Plan, which we refer to as the 1998 Plan. The non-employee directors also received $4,000 for each Board meeting attended in-person or $1,000 for each Board meeting attended telephonically, and $1,000 for each committee meeting attended. The Compensation, Audit, and Nominating and Corporate Governance Committee Chairpersons each received a $5,000 committee retainer fee.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Patrick V. Auletta	42,000	52,250	94,250
Kevin R. Greene	36,000	52,250	88,250
A Malachi Mixon III	33,000	52,250	85,250
Dan T. Moore III	35,000	52,250	87,250
Ronna Romney	40,000	52,250	92,250
Steven H. Rosen(2)	14,000	27,060	41,060
James W. Wert	42,000	52,250	94,250

(1)	The amounts in this column represent the grant date fair value for awards of restricted shares in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. The restricted shares vest one year from the date of grant. As of December 31, 2011, each director in the table held 2,500 shares subject to restriction, except for Mr. Rosen, who held 1,500 shares. As of December 31, 2011, the following directors held options to purchase the following shares: Mr. Greene, 2,000 shares and Mr. Moore, 9,500 shares.

(2)	Mr. Rosen was elected a director November 17, 2011.

In 2009, we established a 2009 Director Supplemental Defined Contribution Plan, or Director DC Plan, which is a non-qualified deferred compensation plan for our directors. Under the Director DC Plan, eligible directors can defer up to 100% of their cash retainer, attendance fees, and/or restricted share units for pre-tax savings opportunities. The investment options available to the eligible directors are the same investment options offered under our 401(k) Plan. Eligible directors’ contributions and earnings are always 100% vested. Distributions under the Director DC Plan may be made only upon a Separation of Service (as defined in the Director DC Plan). Distributions are paid in a lump sum or in annual installments over a maximum of 10 years. We do not pay above-market interest rates or provide preferential earnings.

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee oversees our accounting and financial reporting processes and the audits of financial statements. The Audit Committee selects our independent auditors. The Audit Committee is composed of three directors, each of whom is independent as defined under the rules of the Nasdaq Stock Market and SEC rules. Currently, the Audit Committee is composed of Messrs. Auletta, Greene and Wert. The Audit Committee operates under a written charter adopted by the Board.

Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the audited consolidated financial statements for the year ended December 31, 2011. The Audit Committee discussed with Ernst & Young LLP its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required by Statement on Auditing Standards No. 114 (Auditor’s Communication With Those Charged With Governance), as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from management and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of audit examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Patrick V. Auletta, Chair

Kevin R. Greene

James W. Wert

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP our independent auditors to examine our financial statements and those of our subsidiaries for the fiscal year ending December 31, 2012. During fiscal year 2011, Ernst & Young LLP examined our financial statements and those of our subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Board recommends ratification of the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and have an opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate shareholders’ questions.

Vote Required and Recommendation of the Board

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP. Abstentions will have no effect on the ratification of the appointment of Ernst & Young LLP.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT.

INDEPENDENT AUDITOR FEE INFORMATION

The following table presents fees for services rendered by Ernst & Young LLP in each of the last two fiscal years:

	2010	2011
Audit fees	$965,000	1,169,000
Audit-related fees	$425,000	75,000
Tax fees	$64,000	49,800
All other fees	0	0

	$1,454,000	1,293,800

Audit fees included fees associated with the annual audit, the reviews of quarterly reports on Form 10-Q, statutory audits required internationally and the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees principally included fees in connection with pension plan audits and accounting consultations. Tax fees included fees in connection with tax compliance and tax planning services.

Pre-approval policy

The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services.

All of the services described in “Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee in accordance with the Audit Committee’s formal policy on auditor independence.

PROPOSAL NO. 3

FOURTH AMENDMENT AND RESTATEMENT OF THE PARK-OHIO HOLDINGS CORP.

AMENDED AND RESTATED 1998 LONG-TERM INCENTIVE PLAN

As described under “Executive Compensation — Equity Compensation” herein, we have in effect the Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan, or the 1998 Plan, pursuant to which certain of our and our subsidiaries’ employees have been granted awards. The 1998 Plan was originally approved by our shareholders at the May 28, 1998 annual meeting of shareholders. An amendment to the 1998 Plan to increase the number of shares available for award to 1,650,000 and increase the limit to 500,000 the number of shares that may be granted to any individual participant in any one calendar year was approved by our shareholders at the May 24, 2001 annual meeting of shareholders. A second amendment to the 1998 Plan to increase the number of shares available for award to 2,650,000 was approved by our shareholders at the May 25, 2006 annual meeting of shareholders. A third amendment to the 1998 Plan to increase the number of shares available for award to 3,100,000 was approved by our shareholders at the May 28, 2009 annual meeting of shareholders.

The 1998 Plan provides an opportunity for our employees and directors and the employees of our subsidiaries to participate, through share ownership, in our long-term success and growth. This participation enhances our ability to attract and retain persons with desired abilities, provides additional incentives for such persons and furthers the common interests of our employees and shareholders.

In March 2012, our Board of Directors approved, subject to shareholder approval, additional amendments to the 1998 Plan. These amendments include the addition of 600,000 shares to the shares available under the 1998 Plan. The 1998 Plan has been amended and restated to reflect all of the terms of the 1998 Plan, including the amendments approved by our Board of Directors. We refer to the 1998 Plan, as further amended and proposed to be approved by our shareholders, as the Amended and Restated 1998 Plan.

A summary of the principal change to the 1998 Plan contained in the Amended and Restated 1998 Plan is set forth below under “Summary of Change,” followed by a summary description of the entire Amended and Restated 1998 Plan. The full text of the Amended and Restated 1998 Plan is attached to this Proxy Statement as Appendix A, and the following summaries are qualified in their entirety by reference to Appendix A.

Section 162(m)

To ensure that performance-based compensation over $1 million payable to our CEO and certain other highly compensated executive officers is tax-deductible and qualifies under Section 162(m) of the Internal Revenue Code, or the Code, the material terms of performance-based compensation plans, including the employees eligible to receive compensation under the plan, a description of the business criteria on which the performance goal is based and the maximum amount of compensation that could be paid to any employee under the plan (or the formula used to calculate the amount of compensation to be paid to the employee), must be approved by our shareholders. The Amended and Restated 1998 Plan is designed to provide for this type of performance-based compensation.

In accordance with current tax laws, shareholder approval lasts for approximately five years, and as such, we are also asking our shareholders to extend qualification of the Amended and Restated 1998 Plan under Section 162(m) of the Code for incentives established within the next five years.

Summary of Change

Available Shares.    The Amended and Restated 1998 Plan increases the number of shares of our Common Stock available by 600,000 shares to a total of 3,700,000 shares. The 1998 Plan, as amended in 2009, authorized the issuance of an aggregate of 3,100,000 shares of our Common Stock. As of March 30, 2012, 2,727,182 of

these shares of Common Stock had been issued under the 1998 Plan, 228,334 shares of Common Stock were subject to outstanding awards and 144,484 shares of Common Stock were available for future awards. The Amended and Restated 1998 Plan provides that we may use shares available under a pre-existing, shareholder-approved plan of a company acquired by us for awards under the Amended and Restated 1998 Plan that are made prior to the expiration of the pre-existing plan to persons who were not employees or directors of ours or any subsidiary prior to such acquisition without decreasing the number of shares available for grant under the Amended and Restated 1998 Plan.

Summary of the Amended and Restated 1998 Plan

The following is a summary of the principal features of the Amended and Restated 1998 Plan.

Plan Participants.    All of our employees and directors and the employees of our direct and indirect subsidiaries and other persons whose selection the Compensation Committee determines to be in our best interests are eligible to receive awards. At present, there are approximately 3,000 persons who are eligible to participate in the 1998 Plan, including the named executive officers.

Plan Administration.    The Amended and Restated 1998 Plan is administered by the Compensation Committee, which has authority to interpret the Amended and Restated 1998 Plan, to grant waivers of the Amended and Restated 1998 Plan restrictions and to adopt such rules, regulations and policies for carrying out the Amended and Restated 1998 Plan as it may deem necessary or proper in order to further the purposes of the Amended and Restated 1998 Plan. In particular, the Compensation Committee has the authority to (i) select participants, (ii) determine the number and type of awards to be granted, (iii) determine the terms and conditions, not inconsistent with the terms of the Amended and Restated 1998 Plan, to any award granted, (iv) interpret the terms and provisions of the Amended and Restated 1998 Plan and any award granted, (v) prescribe the form of any agreement, instrument, or other evidence of an award, and (vi) establish, amend and rescind such rules, regulations and policies for the administration of the Amended and Restated 1998 Plan as it may deem advisable from time to time. At least three members of the Compensation Committee must qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code and must satisfy any applicable standards of independence under the federal securities and tax laws and the listing standards of the Nasdaq Stock Market. The Compensation Committee may delegate its duties and powers as it deems advisable. The Compensation Committee may authorize one or more of our officers to designate individuals to be recipients of awards and to determine the size of awards, but only if the authorization does not permit any officer to grant awards to an officer, director or person who is a more than 10% beneficial owner and the resolution provides the total number of shares to be granted. Any officer who is granted such power must periodically report to the Compensation Committee on the nature and scope of the awards granted.

No Repricing.    The Compensation Committee may not authorize the amendment of any outstanding stock option right or SAR to reduce the exercise price, and, except in connection with an adjustment involving a corporate transaction or event as provided for in the Amended and Restated 1998 Plan, no outstanding stock option right or SAR may be cancelled in exchange for other awards or cancelled in exchange for option rights or SARs having a lower exercise price or cancelled in exchange for cash, without the approval of our shareholders.

Awards Available under the 1998 Plan.    Awards under the Amended and Restated 1998 Plan may be in the form of stock options (either “incentive stock options” within the meaning of Section 422 of the Code or nonstatutory stock options), SARs, restricted shares, performance shares or stock awards.

Stock options will be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Compensation Committee, provided that no stock options will be exercisable more than ten years after the date of grant. The exercise price of any option may not be less than the fair market value of a share of Common Stock on the date of the grant. Participants may pay the exercise price of a stock option in cash, Common Stock, or a combination of cash and Common Stock.

SARs entitle the recipient to receive a payment, in cash or Common Stock, equal to the appreciation in market value of a stated number of shares of Common Stock from the exercise price to the fair market value on the date of exercise or surrender. SARs may be granted either separately or in conjunction with other awards granted under the Amended and Restated 1998 Plan. The exercise price of any SAR may not be less than the fair market value of a share of Common Stock on the date of grant. Any SAR related to a nonstatutory stock option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. Any SAR related to an incentive stock option must be granted at the same time such option is granted. Any SAR related to an option will be exercisable only to the extent the related option is exercisable and such SAR (or the applicable portion thereof) will terminate and will no longer be exercisable upon the termination or exercise of the related option. Similarly, upon exercise of a SAR as to some or all of the shares of Common Stock covered by a related option, the related option shall be canceled automatically to the extent of the SARs exercised, and such shares of Common Stock will not thereafter be eligible for grant. No SAR may be exercised more than 10 years after the date of grant.

Restricted shares of Common Stock may be awarded in such numbers and at such times as the Compensation Committee determines. Awards of restricted shares will be subject to such terms, conditions or restrictions as the Compensation Committee deems appropriate including, but not limited to, restrictions on transferability, requirements of continued employment, and certain individual and company performance measures. The period of vesting and forfeiture restrictions will be established by the Compensation Committee at the time of grant, except that no restriction period may be less than 12 months. During the period in which any restricted shares are subject to forfeiture restrictions, the Compensation Committee may, in its discretion, grant to the participant to whom such shares have been awarded all or any of the rights of a shareholder with respect to such restricted shares, including the right to vote such shares and to receive dividends with respect to such shares, but any dividends or other distributions issued on restricted shares based on performance measures will be deferred and reinvested in additional restricted shares until the achievement of the applicable performance measures. To the extent an award of restricted shares is intended to be “qualified performance-based compensation” under Section 162(m) of the Code, the achievement of any applicable performance measures will be certified by the Compensation Committee.

Awards may be made in the form of performance shares, which are shares of Common Stock that are earned only after the attainment of predetermined performance measures as established by the Compensation Committee at the time an award is made. At the end of the applicable performance period, performance shares will be converted into shares of Common Stock (or cash or a combination of shares of Common Stock and cash) and distributed to participants based upon the applicable performance entitlement. To the extent an award of performance shares is intended to be “qualified performance-based compensation” under Section 162(m) of the Code, the achievement of any applicable performance measures will be certified by the Compensation Committee. Award payments made in cash rather than the issuance of shares will not, by reason of such payment in cash, result in additional shares being available under the Amended and Restated 1998 Plan.

Awards may be made in shares of Common Stock or on a basis valued in whole or in part by reference to, or otherwise based upon, shares of Common Stock. Stock awards will be subject to conditions established by the Compensation Committee.

Performance Measures.    Performance measures are established by the Compensation Committee pursuant to the terms of the Amended and Restated 1998 Plan for participants who have received awards under the Amended and Restated 1998 Plan. Performance measures may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary or division, segment, department, region or function within the company or subsidiary of the company in which the participant is employed. The performance measures may be made relative to the performance of one or more other companies or an index. The performance measures applicable to any award intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code will be based on specified levels of or growth or improvement in one or more of the following criteria: (i) revenues;

(ii) operating income; (iii) net income; (iv) earnings per share; (v) return on equity; (vi) cash flow; (vii) shareholder total return; (viii) return on assets; (ix) return on investment; (x) asset turnover; (xi) liquidity; (xii) capitalization; (xiii) stock price; (xiv) expenses; (xv) operating profit and margin; (xvi) retained earnings; (xvii) market share; (xviii) sales to targeted customers; (xix) customer satisfaction; (xx) quality measures; (xxi) productivity; (xxii) safety measures; or (xxiii) educational and technical skills of employees. In the case of an award intended to be “qualified performance-based compensation” under Section 162(m) of the Code, each performance measure that is a financial measure will be determined in accordance with generally accepted accounting principles as consistently applied by us. If provided for in the evidence of an Award, if the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances render the performance measures unsuitable, the Compensation Committee may in its discretion modify such performance measures or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, including to exclude the effects of extraordinary items, unusual or non-recurring events, cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges, except where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the performance measure or minimum acceptable level of achievement. Performance measures may vary from performance period to performance period and from participant to participant and may be established on a stand-alone basis, in tandem or in the alternative.

Shares Available for Issuance.    Subject to adjustment in the event of any change in the number of outstanding shares by reason of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in our corporate structure or capital stock, the aggregate number of shares of Common Stock that may be awarded under the Amended and Restated 1998 Plan is 3,700,000, assuming the Amended and Restated 1998 Plan described in this Proxy Statement is adopted by the shareholders, all of which may be incentive stock options, or ISOs. No more than 500,000 shares shall be the subject of awards to any individual participant in any one calendar year. Shares issuable under the Amended and Restated 1998 Plan may consist of authorized and unissued shares of Common Stock or shares of Common Stock held in treasury.

Shares of our Common Stock issued as substitution awards in connection with an acquisition of another entity by us will not decrease the number of shares available for awards under the Amended and Restated 1998 Plan. In addition, we may use shares under a pre-existing, shareholder-approved plan of a company acquired by us for awards under the Amended and Restated 1998 Plan, which shares will not decrease the number of shares available for grant under the Amended and Restated 1998 Plan. However, such shares may only be used for grants of awards made prior to the expiration of the pre-existing plan and to persons who were not employees or directors of ours or any of our subsidiaries prior to such acquisition. If shares subject to an award under the Amended and Restated 1998 Plan are forfeited or if the award otherwise terminates without the issuance of shares or cash in lieu of shares, the shares forfeited or subject to the termination will again be available for grant.

Adjustments.    The Compensation Committee must make adjustments in the numbers of shares covered by outstanding awards, and in the kind of shares covered, as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in our capital structure, any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, extraordinary cash dividend or other distribution of assets or issuance of rights or warrants to purchase securities, or any other corporate transaction or any similar event. In the event of any such transaction or a change in control, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Amended and Restated 1998 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price greater than the consideration offered in connection with any such transaction or event or change in control, the Compensation Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee must also make or provide for such adjustments in the numbers of shares provided for under the Amended and Restated 1998 Plan and the maximum number of shares that may be awarded to any individual participant in a calendar year as the Compensation Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above; provided, that any such adjustment to the number provided for under the Amended and Restated 1998 Plan regarding incentive stock options will be made only if and to the extent that such adjustment would not cause any stock option intended to qualify as an incentive stock option to fail so to qualify. Additionally, we may eliminate fractional shares or settle fractional shares in cash.

Effect of a Change in Control.    In the event of a Change in Control (as defined in the Amended and Restated 1998 Plan), and except as the Board may expressly provide otherwise, (i) all stock options or SARs then outstanding will become fully exercisable as of the date of the Change in Control, whether or not then otherwise exercisable, (ii) all restrictions and conditions of all awards of restricted shares or other stock-based awards then outstanding shall be deemed satisfied as of the date of the Change in Control, and (iii) all awards of performance shares will be deemed to have been fully earned as of the date of the Change in Control. A definition of “Change in Control” is included in the Amended and Restated 1998 Plan, which is attached hereto as Appendix A.

Amendment of the Amended and Restated 1998 Plan.    The Board may amend, suspend or terminate the Amended and Restated 1998 Plan at any time, provided that no such action shall be taken that would impair the rights under an outstanding award without the participant’s consent. Similarly, the Board may amend the terms of any outstanding award, prospectively or retroactively, but no such amendment shall impair the rights of any participant without the participant’s consent and no such amendment shall have the effect, with respect to any award that is intended to be “qualified performance-based compensation” under Section 162(m) of the Code, of increasing the amount of any award from the amount that would otherwise be payable pursuant to the formula and/or goals previously established for such participant. In addition, if an amendment to the Amended and Restated 1998 Plan must be approved by the Company’s shareholders to comply with applicable law or the rules of the Nasdaq Stock Market, then such amendment will be subject to shareholder approval and will not be effective until the shareholder approval is obtained. Also, the Board may not amend Section 13 of the Amended and Restated 1998 Plan containing the above limitation and the “no repricing” limitation described above without shareholder approval.

Non-Assignability.    Except as may be otherwise provided in the relevant award agreement, no award or any benefit under the Amended and Restated 1998 Plan will be assignable or transferable, or payable to or exercisable by, anyone other than the participant to whom it was granted.

Duration of the 1998 Plan.    The Amended and Restated 1998 Plan shall continue in effect until terminated by the Board, at which time all outstanding awards shall remain outstanding in accordance with their applicable terms and conditions.

Compliance with Section 409A of the Code.    The American Jobs Creation Act of 2004, enacted on October 22, 2004, revised the federal income tax law applicable to certain types of awards that may be granted under the Amended and Restated 1998 Plan. To the extent applicable, it is intended that the Amended and Restated 1998 Plan and any awards made thereunder comply with the provisions of Section 409A of the Code. The Amended and Restated 1998 Plan and any awards made thereunder will be administrated in a manner consistent with this intent.

Recoupment and Restricted Covenants.    Any evidence of award may allow us to recoup all or any portion of an award if our financial statements are required to be restated in connection with the participant’s misconduct, and may include restrictive covenants that must be complied with during employment and within a specified period of time after termination of employment as a condition to receipt or retention of all or any portion of an award.

Plan Benefits.    It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Amended and Restated 1998 Plan because the grant and actual pay-out of awards under the Amended and Restated 1998 Plan are discretionary.

Certain Federal Income Tax Consequences

The following summary generally describes the principal federal income tax consequences under current tax laws of certain events under the Amended and Restated 1998 Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to us, nor does it describe foreign, state or local tax consequences.

Section 409A of the Code generally became effective January 1, 2005, and primarily covers most programs that defer receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A of the Code. However, it does not impact our ability to deduct deferred compensation.

Section 409A of the Code generally does not apply to ISOs, non-qualified option rights and appreciation rights, and restricted shares. Section 409A of the Code may apply to performance shares and other awards.

No income will result to a participant upon the grant or exercise of an ISO provided that: (i) there is no disposition of stock received upon exercise of an ISO within two years from the date the ISO is granted or within one year from the date the ISO is exercised, which we refer to as the ISO holding periods; and (ii) the participant is our employee or an employee of a subsidiary of ours at all times during the period commencing on the date of grant and ending on the date three months (or one year in the case of a participant who is totally and permanently disabled) prior to the date of exercise. The exercise of an ISO, however, may result in alternative minimum tax liability.

In the event of a disposition of stock received upon exercise of an ISO after the ISO holding periods have been satisfied, any gain or loss, equal to the difference between the amount realized upon such disposition and the option price, generally will be taxable as capital gain or loss. In the event of a disposition of stock received upon exercise of an ISO prior to the expiration of the ISO holding periods, the participant will generally recognize ordinary income equal to the excess of the fair market value of such stock at the time of exercise (or, if less, the amount realized upon such disposition if a sale or exchange) over the option price. If the amount realized upon such disqualifying disposition exceeds the fair market value of such stock at the time of exercise, the excess will be taxable as capital gain.

We will not be entitled to a tax deduction upon the grant or exercise of an ISO. In the event that a participant recognizes ordinary income as a result of a disposition of stock received upon exercise of an ISO prior to the expiration of the ISO holding periods, we generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

No income is recognized upon the grant of a nonstatutory stock option to a participant. The participant recognizes ordinary income upon exercise of the nonstatutory stock option equal to the excess of the fair market value of the stock received upon exercise of the stock option on the date of exercise over the option price. Such ordinary income is subject to withholding if the participant is an employee. The participant’s tax basis in these shares will be their fair market value when purchased. On subsequent sale of such shares, gain or loss will be recognized in an amount equal to the difference between the tax basis thereof and the amount realized on such sale.

A participant will not be taxed upon the award of a SAR. Upon exercise of the SAR, the participant will recognize ordinary income equal to the amount of cash received. In the event a participant receives shares upon the exercise of a SAR, the participant will recognize ordinary income equal to the value of the shares at such time. If the participant is an employee, any ordinary income recognized upon the exercise of a SAR is treated as wages subject to withholding.

A participant generally will not recognize taxable income upon the grant of restricted shares, and the recognition of any income will be postponed until the time that the restrictions on the shares lapse, at which time the participant will recognize ordinary income (subject to withholding if the participant is an employee) equal to the fair market value of the restricted shares at the time that such restrictions lapse. A participant may elect to be taxed at the time of the grant of restricted stock and, if this election is made, the participant will recognize ordinary income equal to the fair market value of the restricted shares at the time of grant determined without regard to any of the restrictions thereon.

When performance shares are earned and stock is issued therefor, a participant will realize ordinary income (subject to withholding if the participant is an employee) equal to the fair market value of the performance shares.

Generally, a participant will recognize ordinary income upon the receipt of a stock award (other than an award of performance shares or restricted shares) equal to the fair market value of such stock on the date of such award less the amount, if any, the participant paid for such award. If the participant is an employee, any ordinary income recognized as a result of a stock award is treated as wages subject to withholding.

We generally will be entitled to a deduction equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes ordinary income in the circumstances described above, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of our shares of Common Stock represented at the Annual Meeting is required to approve the amendment and restatement of the 1998 Plan. Abstentions will have the effect of a vote against and broker non-votes will have no effect with respect to the approval of this Proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 1998 PLAN.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise Price of Outstanding Options Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	228,334	$14.58	144,484
Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	228,334	$14.58	144,484

(1)	Includes the 1998 Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2011 Performance

Fiscal 2011 was a year of significant achievement for us and our financial performance was substantially improved over fiscal 2010. In summary:

•	Net sales were up 19%;

•	Net income was up 93% to $29.4 million compared to $15.2 million for 2010;

•	Earnings per share were up 90% to $2.45 compared to $1.29 for 2010;

•	We increased cash by $42.7 million; and

•	We increased revolving credit availability by $23.5 million.

Philosophy and Objectives

Our compensation program is designed to recognize the level of responsibility of an executive within our company, taking into account the named executive officer’s role and expected leadership within our organization, and to encourage decisions and actions that have a positive impact on our overall performance.

Our compensation philosophy is based upon the following objectives:

•	to reinforce the achievement of key business strategies and objectives;

•	to reward our executives for their outstanding performance and business results;

•	to emphasize the enhancement of shareholder value;

•	to value the executive’s unique skills and competencies;

•	to attract and retain qualified executives; and

•	to provide a competitive compensation structure.

Overview

The Compensation Committee administers our compensation program. The Compensation Committee is responsible for reviewing and approving base salaries, cash bonuses and equity incentive awards for all named executive officers. Typically, our CEO makes compensation recommendations to the Compensation Committee with respect to decisions concerning named executive officers other than himself. With respect to our CEO, the Compensation Committee makes its decisions in executive session. Our compensation program recognizes the importance of ensuring that discretion is provided to the Compensation Committee and CEO in determining compensation levels and awards.

Our 2011 Say-On-Pay Vote

At our annual meeting of shareholders in May 2011, we held our first non-binding advisory shareholder vote on the compensation of our named executive officers, which vote is commonly referred to as a “say-on-pay” vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 97% voting in favor of our compensation paid to our named executive officers. After conducting the annual review of our compensation programs and considering and discussing the result of the say-on-pay vote, the Compensation Committee decided to retain our general approach to executive compensation. The

Compensation Committee also decided not to make any substantive changes to our named executive compensation program that were specifically based on our 2011 say-on-pay vote results. With regard to the non-binding advisory resolution regarding the frequency for future say-on-pay votes, our shareholders cast the highest number of votes for voting on executive compensation every three years and we have implemented triennial say-on-pay voting. Accordingly, our next say-on-pay vote is expected to occur at our annual meeting of shareholders in 2014.

Compensation Consultants

The Compensation Committee has engaged compensation consultants on a periodic basis to help evaluate our compensation program and to help select appropriate market data for compensation determinations. The Compensation Committee also may consider a variety of data sources and information related to market practices for companies similar to ours.

In January 2011, the Compensation Committee engaged the services of Pearl Meyer & Partners (PM&P), a leading independent provider of executive compensation consulting services, to evaluate our executive compensation program and help select appropriate market data for compensation determinations. The resources used by PM&P for comparison included the Watson Wyatt Top Management Compensation Survey, the Mercer Executive Compensation Survey, the CHiPS Executive and Senior Management Compensation Survey, three PM&P proprietary executive compensation surveys, and comparative executive compensation information from a peer group consisting of the following companies:

AAR CORP	Ceradyne	Hexcel Corp
Applied Industrial Technologies	Chart Industries	Kaman Corp
Atlas Air Worldwide Holdings	Commercial Vehicle Group	Materion Corp
Air Transport Service Group	Dynamex	Mueller Industries
Barnes Group	Encore Wire Corp	RTI International Metals
Carpenter Technology Corp	Forward Air Corp	Shiloh Industries
Century Aluminum	Graftech International	Stoneridge

For 2011, the Compensation Committee took into consideration the total compensation from the market survey and peer group data from the PM&P review for comparable positions in determining the base salary, bonus, equity components and benefit package for our named executive officers. The Compensation Committee does not aim for a level of compensation that falls within a specific range of market survey or peer group data. Instead, the Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions, and actual compensation can and does vary widely, either above or below these medians, based on company and individual performance, scope of responsibilities, competencies and experience.

The Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions. Other factors the Compensation Committee considers when making individual compensation decisions are described under “Compensation Components” below.

The Compensation Committee believes that the foregoing actions are consistent with our philosophy and objectives.

Compensation Components

Our compensation program has three primary components consisting of a base salary, an annual cash bonus, whether discretionary or pursuant to our Annual Cash Bonus Plan, or Bonus Plan, and equity awards granted pursuant to our Amended and Restated 1998 Long-Term Incentive Plan, or 1998 Plan. In addition, we also offer our named executive officers basic retirement savings opportunities, participation in a deferred compensation plan, health and welfare benefits and perquisites that supplement the three primary components of compensation.

Beginning in 2008, our compensation program included a non-qualified defined benefit plan, or DB Plan, and a non-qualified defined contribution plan, or DC Plan, for our CEO.

We view these various components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The appropriate level for each compensation component is based in part, but not entirely, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation, but does emphasize variable compensation over fixed compensation.

Base Salary

We pay base salaries to recognize each named executive officer’s unique value and skills, competencies and experience in light of the executive’s position. Base salaries, including any annual or other adjustments, for our named executive officers, other than our CEO, are determined after taking into account recommendations by our CEO. Base salaries for all named executive officers are determined by the Compensation Committee after considering a variety of factors such as market survey and peer group data, a subjective assessment of the nature and scope of the named executive officer’s position, the named executive officer’s unique value and historical contributions, historical increases, internal equitable considerations, and the experience and length of service of the named executive officer.

For 2011, the Compensation Committee considered market survey and peer group data in deciding to keep our CEO’s base salary the same for 2011. For Matthew Crawford, the Compensation Committee considered his increased leadership responsibilities and the market survey and peer group data in increasing his base salary by 25%. For our other named executive officers, the Compensation Committee, after considering recommendations from our CEO, increased the base salaries of Messrs. Rutherford, Vilsack, and Fogarty by 5.8%, 5.7% and 6.3%, respectively. The named executive officers’ increased base salaries were effective April 1, 2011.

Annual Bonus

Annual bonuses are used to reward our named executive officers for achieving key financial and operational objectives, to motivate certain desired individual behaviors and to reward superior individual achievements. Bonus awards for our named executive officers, other than for our CEO, are determined by the Compensation Committee after taking into account recommendations by our CEO. The annual bonus awards, other than for our CEO, are fully discretionary and are based on subjective criteria, which may include:

•	our overall financial performance;

•	individual expertise, contribution, and performance;

•	overall leadership; and

•	other factors that are critical to driving long-term value for shareholders.

We have established the Bonus Plan, which was recently re-approved by our shareholders in 2011, for our CEO and any other named executive officer selected by the Compensation Committee to participate in the Bonus Plan. The Bonus Plan includes a set of performance measures that can be used to establish the bonus award. Under the Bonus Plan, our CEO or any other selected named executive officer is eligible to receive an annual cash bonus depending on the performance of our company against specific performance measures established by the Compensation Committee before the end of the first quarter of each year. For 2011, only our CEO participated in the Bonus Plan, and the Compensation Committee determined that our CEO was entitled to a bonus award equal to 4% of our consolidated adjusted income before income taxes (adjusted for extraordinary gains and losses). The Compensation Committee believes income before income taxes, as adjusted, is an appropriate measure of our core operating performance, and directly links our CEO’s annual bonus award to our profitability. Under the Bonus Plan, the Compensation Committee is authorized to exercise negative discretion and reduce our CEO’s award, but did not do so for 2011.

For our other named executive officers, the 2011 bonus awards were determined by the Compensation Committee, after considering recommendations from our CEO, and after taking into account individual performance and our profitability. Information about bonuses paid to our named executive officers is contained in the “2011 Summary Compensation Table” below.

The Compensation Committee has established that the performance measure for our CEO under the Bonus Plan for 2012 will continue to be 4% of our consolidated adjusted income before income taxes (adjusted for extraordinary gains and losses).

Equity Compensation

We use the grant of equity awards under our 1998 Plan to provide long-term incentive compensation opportunities intended to align the named executive officers’ interests with those of our shareholders, and to attract and retain executive officers.

Our Compensation Committee administers our 1998 Plan. Historically, the Compensation Committee has granted options and restricted shares under our 1998 Plan, but awards also can be made in the form of performance shares, restricted share units, performance units, stock appreciation rights or stock awards. There is no set formula for the granting of equity awards to named executive officers. Other than for grants of equity awards to our CEO, the Compensation Committee typically considers recommendations from our CEO when considering decisions regarding the grant of equity awards to named executive officers. The Compensation Committee grants equity awards based on its subjective judgment and discretion, and may consider a number of criteria, including the relative rank of the named executive officer, total compensation levels, and the named executive officer’s historical and ongoing contributions to our success based on subjective criteria. Because the Compensation Committee and the CEO in their discretion may consider such factors as they deem relevant in determining the named executive officer’s overall equity award, other factors may cause the award in any given year to differ from historical amounts.

We do not have any program, plan or obligation that requires us to grant equity awards on specific dates. We have not made equity grants in connection with the release or withholding of material, non-public information. Options granted under our 1998 Plan have exercise prices equal to the closing market price of our Common Stock on the day of the grant.

On May 26, 2011, the Compensation Committee approved restricted share awards for Messrs. Edward Crawford and Matthew Crawford in the amounts of 75,000 and 50,000 shares, respectively.

On November 16, 2011, the Compensation Committee approved restricted share awards for Messrs. Rutherford, Vilsack, and Fogarty in the amount of 17,500 shares each.

These restricted share grants vest one-third each year over three years. The Compensation Committee did not perform a qualitative or quantitative analysis, but instead used its subjective judgment and discretion in determining the value of the equity awards. Restricted shares were utilized over stock options because restricted shares serve to reward and retain executives and foster stock ownership, while also minimizing the number of shares granted in aggregate, thereby reducing dilution. In exercising its judgment and discretion, the Compensation Committee was influenced by recommendations from our CEO and motivated by its desire to award each named executive officer equity value that is considered necessary to achieve the shareholder alignment and attraction, retention and motivation objectives of our compensation program. The Compensation Committee’s review and consideration of each of the named executive officer’s equity grants were of a general nature, rather than identifying and focusing on each individual’s performance relative to specific tasks, projects or accomplishments or distinguishable qualitative performance goals. The Compensation Committee did not otherwise take into account any specific performance, criteria or achievements relative to qualitative performance goals when making its equity compensation decisions for 2011. In granting the 2011 restricted share awards, the Compensation Committee also considered:

•	total compensation levels for each named executive officer in 2009, 2010 and 2011;

•	the value provided by restricted shares versus stock options;

•	the value and size of historical grants;

•	how much value was created by the historical grants; and

•	shares available for grant under the 1998 Plan.

More information about equity awards granted in 2011 to our CEO and our other named executive officers is contained in the “2011 Grants of Plan-Based Awards Table”.

Retirement Benefits

Our Individual Account Retirement Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that permits our employees, including our named executive officers, to defer a portion of their annual salary to the 401(k) Plan on a before-tax basis. Prior to March 1, 2009, our named executive officers participated in the 401(k) Plan on the same basis as all other salaried employees whereby we annually contributed 2% of their salary into the 401(k) Plan on their behalf, subject to Internal Revenue Code limitations. Effective March 1, 2009, the Compensation Committee, after considering recommendations from our CEO, and after taking into account economic and business conditions and our financial performance for 2008 and 2009, suspended the 2% contribution for all participants, including our named executive officers. Our named executive officers vest in the company contributions ratably over six years of employment service, at which time they are 100% vested.

Effective April 1, 2011, the Company amended its Park-Ohio Industries, Inc. and Subsidiaries Pension Plan, or Pension Plan, to provide a new tax-qualified defined benefit for our employees, called the Account Balance Plan, or AB Plan. The AB Plan is intended to replace the contributions previously made under the 401(k) Plan. All of the named executive officers participate in the AB Plan. The AB Plan incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations equal to 2% of compensation, subject to Internal Revenue Code limitations. Interest is credited to the notional account based on a market index. All AB Plan participants, including our named executive officers, are 100% vested in the benefit provided by the AB Plan. Additional detail on the AB Plan, including the value of the named executive officers’ accrued benefits, is provided below under “Pension Benefits.”

In 2008, the Compensation Committee established the DC Plan and the DB Plan for our CEO, which is described under “Pension Benefits for 2011” and “Non-Qualified Deferred Compensation for 2011” below. These retirement benefits are intended to reward our CEO for his past service to us and to recognize, over the long term, future service to us.

Deferred Compensation

The company maintains a non-qualified deferred compensation plan, which we refer to as the 2005 Supplemental Defined Contribution Plan, or 2005 Plan, that allows certain employees, including our named executive officers, to defer a percentage of their salary and bonus, to be paid at a time specified by the participant and consistent with the terms of the 2005 Plan. We do not provide any matching contributions to the 2005 Plan. We do not pay above-market interest rates or provide preferential earnings.

For 2011, our CEO was the only participant in the DC Plan, to which we make an annual contribution of $375,000 as noted in the “2011 Non-Qualified Deferred Compensation Table” below. We do not pay above-market interest rates or provide preferential earnings.

Termination-Related Payments

All of our named executive officers are employees-at-will and, as such, do not have employment agreements with us. Therefore, we are not obligated to provide any post-employment compensation or benefits. However, upon a change of control, as defined in the 1998 Plan, all unvested stock option grants become fully exercisable, all outstanding restricted share grants fully vest, and our CEO becomes 100% vested in his benefit under the DB Plan, regardless of years of service.

Other Benefits

We also provide other benefits to our named executive officers that we consider necessary in order to offer fully-competitive opportunities to attract and retain our named executive officers. These benefits include life insurance, company cars or car allowances, executive physicals, and club dues. Named executive officers are eligible to participate in all of our employee benefit plans, such as the 401(k) Plan and medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

Limitations on Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to a company’s CEO and certain other named executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including annual bonuses, to named executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable us to meet our overall objectives, even if we may not deduct all of the compensation. Accordingly, the Compensation Committee has expressly reserved the authority to award non-deductible compensation in appropriate circumstances.

We are not obligated to offset any income taxes due on any compensation or benefits, including income or excise taxes due on any income from accelerated vesting of outstanding equity grants. To the extent any such amounts are considered “excess parachute payments” under Section 280G of the Internal Revenue Code and thus, not deductible by us, the Compensation Committee is aware of that possibility and has decided to accept the cost of that lost deduction. However, the Compensation Committee has not thought it necessary for us to take on the additional cost of reimbursing executives for any taxes generated by the vesting accelerations.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2011.

Ronna Romney, Chair

Dan T. Moore III

James W. Wert

INFORMATION REGARDING COMPENSATION/GRANTS

The following table sets forth for fiscal 2011, 2010 and 2009, all compensation earned by the individuals who served as our CEO and Chief Financial Officer during fiscal 2011, and by our three highest paid employees serving as other executive officers as of the end of 2011, whom we refer to collectively as our named executive officers.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Edward F. Crawford	2011	750,000	0	1,567,500	0	1,476,520	336,575	502,039	4,632,634
Chairman of the Board and	2010	731,250	0	0	0	742,000	72,532	451,371	1,997,153
Chief Executive Officer	2009	687,500	0	959,750	0	0	85,534	466,258	2,199,042

Jeffrey L. Rutherford(6)	2011	355,000	0	331,800	0	0	4,062	9,726	700,588
Former Vice President and	2010	331,500	261,000	139,800	0	0	0	9,486	741,786
Chief Financial Officer	2009	311,666	0	87,250	0	0	0	9,342	408,258

Matthew V. Crawford	2011	475,000	360,000	1,045,000	0	0	3,618	51,933	1,935,551
President and	2010	390,000	260,000	279,600	0	0	0	20,198	949,798
Chief Operating Officer	2009	366,666	0	139,600	0	0	0	37,167	543,433

Robert D. Vilsack	2011	271,250	275,000	331,800	0	0	4,055	25,602	907,707
Secretary and	2010	253,500	214,000	139,800	0	0	0	21,185	628,485
General Counsel	2009	238,333	0	87,250	0	0	0	28,951	354,534

Patrick W. Fogarty	2011	251,250	255,000	331,800	0	0	4,052	20,693	862,795
Director of Corporate	2010	234,000	186,000	139,800	0	0	0	18,536	578,336
Development	2009	220,000	0	87,250	0	0	0	19,111	326,361

(1)	The amounts in this column represent salary actually paid for 2011. Effective April 1, 2011 salaries for our named executive officers were as follows: Messrs. Edward Crawford, $750,000; Rutherford, $360,000; Matthew Crawford, $500,000; Vilsack, $275,000; and Fogarty, $255,000.

(2)	The amounts in this column for 2011 represent the grant date fair value for awards of restricted shares or restricted share units, in accordance with ASC 718. The assumptions used in the calculation of these amounts for 2011 are included in Note I to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011. The 2011 grants to the named executive officers will vest one-third each year over three years.

(3)	For each of 2010 and 2011, Mr. Edward Crawford received a performance-based award under the Bonus Plan equal to 4% of our consolidated adjusted income before income taxes. For 2009, Mr. Edward Crawford was entitled to a cash bonus equal to 4% of our consolidated adjusted income before income taxes under the Bonus Plan, but our consolidated adjusted income before income taxes was a loss and, therefore, Mr. Edward Crawford was not entitled to a cash bonus under the Bonus Plan.

(4)	The amounts listed in this column for 2011 are the increases in actuarial present value of accrued benefits under our defined benefit pension plans. For Mr. Edward Crawford, the amount listed consists of $331,611 for the increase in the actuarial present value of the non-qualified defined benefit under the DB Plan and $4,964 for the increase in the qualified defined benefit under the AB Plan. The $331,611 increase in the value of the DB Plan benefit reflects three factors: $59,621 for the incremental value of an additional year of service; $161,575 due to the change in the interest rate from 6.00% to 5.00%; and $110,415 for the update to the mortality assumption. For all other named executive officers, the amount listed for 2011 is for the increase in the qualified defined benefit under the AB Plan. The defined benefit plans are described in more detail in the “Pension Benefits” section.

(5)

The amounts disclosed in this column for 2011 include life insurance premiums for Messrs. Edward Crawford ($56,685), Rutherford ($1,326), Matthew Crawford ($1,092), Vilsack ($1,326) and Fogarty ($1,326); use of a company car for Messrs. Edward Crawford

($2,662) and Matthew Crawford ($3,195); car allowances for Messrs. Rutherford ($8,400), Vilsack ($8,400) and Fogarty ($8,400); club memberships for Messrs. Edward Crawford ($41,678), Matthew Crawford ($47,646), Vilsack ($15,876) and Fogarty ($10,967); contributions to the DC Plan for Mr. Edward Crawford ($375,000); and legal fees for estate planning for Mr. Edward Crawford ($26,014). ($8,400) and Fogarty ($8,400); club memberships for Messrs. Edward Crawford ($41,678), Matthew Crawford ($47,646), Vilsack ($15,876) and Fogarty ($10,967); contributions to the DC Plan for Mr. Edward Crawford ($375,000); and legal fees for estate planning for Mr. Edward Crawford ($26,014).

(6)	Mr. Rutherford resigned as Vice President and Chief Financial Officer effective April 3, 2012.

2011 Grants of Plan-Based Awards Table

The following table sets forth the restricted share grants and Bonus Plan award granted in 2011.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)

		Target ($)(1)
Edward F. Crawford		1,476,520
	05/26/2011		75,000	1,567,500
Jeffrey L. Rutherford	11/16/2011		17,500	331,800
Matthew V. Crawford	05/26/2011		50,000	1,045,000
Robert D. Vilsack	11/16/2011		17,500	331,800
Patrick W. Fogarty	11/16/2011		17,500	331,800

(1)	For 2011, Mr. Edward Crawford was entitled to a cash bonus equal to 4% of our consolidated adjusted income before income taxes under the Bonus Plan. Accordingly, there is no threshold, target or maximum award amount, except that such award is limited to a maximum of $3.0 million under the terms of the Bonus Plan. For 2011, Mr. Edward Crawford earned a cash bonus in the amount of $1,476,520 under the Bonus Plan.

(2)	The amounts in this column are the number of restricted shares granted in 2011. The restricted shares vest one-third each year over three years.

(3)	The amounts in this column represent the grant date fair value of the restricted shares calculated in accordance with ASC 718.

For 2011, base salary was 16% of total compensation in the Summary Compensation Table for Mr. Edward Crawford; 24% for Mr. Matthew Crawford; 51% for Mr. Rutherford; 30% for Mr. Vilsack; and 29% for Mr. Fogarty.

None of the named executive officers has an employment agreement with us.

Outstanding Equity Awards at 2011 Fiscal Year-End Table

		Option Awards					Stock Awards
									Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)
Edward F. Crawford	05/02/2005	25,000	0		14.90	05/02/2015
	03/13/2009 05/26/2011						91,666 75,000	(2) (2)	1,635,321 1,338,000

Jeffrey L. Rutherford	07/09/2008	11,250	3,750	(3)	13.40	07/09/2018
	07/09/2008						1,875	(4)	33,450
	08/19/2010 11/16/2011						8,000 17,500	(2) (2)	142,720 312,200

Matthew V. Crawford	05/02/2005	25,000	0		14.90	05/02/2015
	08/19/2010 05/26/2011						16,000 50,000	(2) (2)	285,440 892,000

Robert D. Vilsack	05/21/2003	10,000	0		4.40	05/21/2013
	05/02/2005	5,000	0		14.90	05/02/2015
	04/12/2007	10,000	0		20.00	04/12/2017
	05/20/2008	10,000	0		15.61	05/20/2018
	08/19/2010 11/16/2011						8,000 17,500	(2) (2)	142,720 312,200

Patrick W. Fogarty	05/02/2005	5,000	0		14.90	05/02/2015
	04/12/2007	10,000	0		20.00	04/12/2017
	05/20/2008	10,000	0		15.61	05/20/2018
	08/19/2010 11/16/2011						8,000 17,500	(2) (2)	142,720 312,200

(1)	These amounts are based on the closing market price of our Common Stock of $17.84 per share on December 30, 2011.

(2)	These restricted shares vest one-third each year over a three-year period beginning on the first anniversary of the grant date.

(3)	These stock options become exercisable one-fourth each year over a four-year period beginning on the first anniversary of the grant date.

(4)	These restricted shares vest one-fourth each year over a four-year period beginning on the first anniversary of the grant date.

2011 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Edward F. Crawford	0	0	91,666	1,759,089
Jeffrey L. Rutherford	0	0	5,875	96,400
Matthew V. Crawford	175,000	2,991,625	38,000	521,300
Robert D. Vilsack	0	0	4,000	54,400
Patrick W. Fogarty	0	0	4,000	54,400

(1)	These amounts represent the difference between the exercise price and the closing market price of our Common Stock on the date of exercise.

(2)	These amounts are based on the closing market price of our Common Stock on the day on which the restricted shares vested.

PENSION BENEFITS

2011 Pension Benefits Table

The following table sets forth information with respect to our DB Plan and our AB Plan as of December 31, 2011.

Name	Plan Name	Number of Years Credited Service(1)(#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Edward F. Crawford	DB Plan	17	2,888,481	0
	AB Plan	0.75	4,964	0
Jeffrey L. Rutherford	AB Plan	0.75	4,062	0
Matthew V. Crawford	AB Plan	0.75	3,618	0
Robert D. Vilsack	AB Plan	0.75	4,055	0
Patrick W. Fogarty	AB Plan	0.75	4,052	0

(1)	The DB Plan was adopted by us in January 2008; therefore, the years of credited service represent prior years of service, but not all of the actual years of service. Upon establishment of the DB Plan, 13 years of Mr. Edward Crawford’s prior service were recognized and credited under the DB Plan. The AB Plan went into effect on April 1, 2011, at which time all of the named executive officers began accruing benefits. No credits for prior service were provided under the AB Plan.

(2)	For the DB Plan, the reported value represents the actuarial present value of the vested accrued benefits as of December 31, 2011 payable at age 73 in single-life annuity form, with a 5.00% discount rate and using the RP2000 White Collar Male mortality table projected to 2011 using Scale AA for mortality improvement. For the AB Plan, the reported value represents the actuarial present value of the accrued benefits as of December 31, 2011, payable at age 65 in lump sum form, with a 3.00% rate for future interest credits and a 4.50% discount rate.

The DB Plan provides Mr. Edward Crawford with an annual retirement benefit of up to $375,000 upon his termination of employment with us, for his life, as defined in the DB Plan. The annual benefit that he actually receives depends on his years of credited service as of his termination of employment. If he has 20 or more years of credited service, he will receive the full $375,000 annual benefit. Prior to 20 years of credited service, the accrued benefit equals $375,000 multiplied by the ratio of years of credited service to 20 years. If he dies while employed or before the first day of the month following his termination of employment, his spouse is entitled to receive an amount equal to 50% of the amount he would have been entitled to receive on the date of his death, payable semi-annually for the life of his spouse. In the event of a change in control of the company, the full $375,000 annual benefit is payable, regardless of service.

The Pension Plan is a tax-qualified defined benefit pension plan. Previously, the Pension Plan provided benefits primarily to retired and terminated participants from legacy locations. Effective April 1, 2011, the Pension Plan was amended to implement the AB Plan benefits for all domestic employees, except certain collectively bargained employees. All of the named executive officers participate in the AB Plan.

The AB Plan uses a cash balance design, which incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations equal to 2% of compensation (inclusive of short-term incentive compensation). The compensation used in the calculation is held to the Internal Revenue Code annual limitation for qualified plan earnings. Interest is credited to the notional account using the rate for 1-year Treasury constant maturities. The annual interest rate is held to a minimum of 3% and a maximum of 7%. Interest during 2011 was credited at an annual rate of 3%.

Upon retirement, termination, disability or death, the accumulated notional account balance is immediately payable to the named executive officer as a single lump sum payment. The present value of accrued benefits displayed in the table above is based on a lump sum payment.

The “Present Value of Accumulated Benefit” in the above table is the value at December 31, 2011 of the pension benefit payable at age 65 (or current age if older) that was earned as of December 31, 2011. For the AB

Plan, this benefit at age 65 is derived by projecting the notional balance from current age to age 65 using 3% interest and no future allocations. This age-65 value is then discounted at a rate of 4.5% to December 31, 2011 to receive the current value of the benefit. No mortality assumption is used in the calculation because the benefit is assumed to be paid in lump sum form. Because the 3% interest crediting rate is less than the 4.5% discount rate, the present value at December 31, 2011 is smaller than the notional account balance at that date.

NON-QUALIFIED DEFERRED COMPENSATION

2011 Nonqualified Deferred Compensation Table

The following table sets forth information with respect to the DC Plan and our 2005 Plan, as of December 31, 2011.

Name	Plan Name	Executive Contributions in 2011 $	Registrant Contributions in 2011 $		Aggregate Earnings in 2011 $(1)	Aggregate Withdrawals/ Distributions $	Aggregate Balance at December 31, 2011 $(2)
Edward F. Crawford	DC Plan	0	375,000	(3)	261	0	1,409,470
Robert D. Vilsack	2005 Plan	0	0		(561)	0	6,411

(1)	The Aggregate Earnings are not “above-market or preferential earnings” and, therefore, are not reported in the Summary Compensation Table.

(2)	Of the amounts reported in this column, $1,125,000 for Mr. Edward Crawford and $4,202 for Mr. Vilsack was previously reported as compensation in prior years’ Summary Compensation Tables.

(3)	Consists of contributions made in 2011 by us and credited to Mr. Edward Crawford’s account. This amount was also included in the “All Other Compensation” column in the 2011 Summary Compensation Table.

The DC Plan provides our CEO with an aggregate annual credit of $375,000, or DC Benefit, during the seven-year period beginning on January 1, 2008 and ending on December 31, 2014. The DC Benefit is credited to an account on our books for our CEO, provided he has not had a termination of employment with the Company, as defined in the DC Plan. Our CEO’s account is adjusted for any positive or negative investment results from phantom investment alternatives selected by him. These phantom investment alternatives track actual market investments and are similar to the investment alternatives offered under our 401(k) Plan. We do not provide above-market or preferential earnings on the amounts credited under the DC Plan. We contribute to a grantor trust in order to provide a source of funds for the benefits under the DC Plan. Our CEO is at all times 100% vested in the DC Benefit and any earnings thereon. The amount credited under the DC Plan for our CEO will be paid upon his termination of employment.

Our 2005 Plan is a non-qualified deferred compensation plan for certain key employees, including our named executive officers. Under the 2005 Plan, eligible participants can defer up to 100% of their base salary and 100% of their cash bonus for pre-tax savings opportunities. The investment options available to the participant are the same investment options offered under our 401(k) Plan. Participants’ contributions and earnings are always 100% vested. Distributions under the 2005 Plan may be made only upon a Separation of Service (as defined in the 2005 Plan), disability, or hardship. Distributions are paid in a lump sum or in annual installments over a maximum of 10 years.

No other named executive officers participated in a non-qualified deferred compensation plan during 2011.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Upon termination of employment for any reason, no severance benefits are payable to any of the named executive officers.

Upon the death, disability, or retirement of a named executive officer, all restricted share grants fully vest and all unvested stock options become immediately exercisable under the 1998 Plan, and under the DB Plan, certain benefits are immediately recognized. The value of these vesting accelerations and benefits for the named executive officers, as if a death, disability or retirement had occurred on December 31, 2011, would be as follows:

Name	Death $(1)	Disability $(2)	Retirement $(3)
Edward F. Crawford	4,612,079	5,861,802	5,861,802
Jeffrey L. Rutherford	505,020	505,020	505,020
Matthew V. Crawford	1,177,440	1,177,440	1,177,440
Robert D. Vilsack	454,920	454,920	454,920
Patrick W. Fogarty	454,920	454,920	454,920

(1)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $17.84 of our Common Stock on December 30, 2011. For Mr. Rutherford, this amount also includes the vesting of previously unvested stock options valued at the difference between the exercise price and the closing market price of $17.84 of our Common Stock on December 30, 2011. For Mr. Edward Crawford, this amount includes $1,638,758, which is the actuarial present value of 50% of the vested accrued non-qualified pension benefit payable as a lifetime annuity to his surviving spouse under the DB Plan.

(2)	This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $17.84 of our Common Stock on December 30, 2011. For Mr. Rutherford, this amount also includes the vesting of previously unvested stock options valued at the difference between the exercise price and the closing market price of $17.84 of our Common Stock on December 30, 2011. For Mr. Edward Crawford, this amount includes $2,888,481, which is the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan, assuming Mr. Edward Crawford retired upon his disability.

(3)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $17.84 of our Common Stock on December 30, 2011. For Mr. Rutherford, this amount also includes the vesting of previously unvested stock options valued at the difference between the exercise price and the closing market price of $17.84 of our Common Stock on December 30, 2011. For Mr. Edward Crawford, this amount includes $2,888,481, which is the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan.

Under the 1998 Plan, upon a change of control, all restricted share grants fully vest and all unvested stock options become immediately exercisable. Under the DB Plan, upon a change of control, all pension benefits fully vest. The value of these vesting accelerations for the named executive officers, as if a change of control had occurred on December 31, 2011, would be as follows:

Name	DB Plan Early Vesting($)		Stock Options ($)		Restricted Shares ($)(1)	Total ($)
Edward F. Crawford	3,398,213	(2)	0		2,973,321	6,371,534
Jeffrey L. Rutherford	0		16,650	(3)	488,370	505,020
Matthew V. Crawford	0		0		1,177,440	1,177,440
Robert D. Vilsack	0		0		454,920	454,920
Patrick W. Fogarty	0		0		454,920	454,920

(1)	This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $17.84 of our Common Stock on December 30, 2011.

(2)	This amount includes $2,888,481, which is the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan.

(3)	This amount also includes the vesting of previously unvested stock options valued at the difference between the exercise price and the closing market price of $17.84 of our Common Stock on December 30, 2011.

No cash payments or other benefits are due the named executive officers upon a change of control, as defined in the 1998 Plan and DB Plan. A change of control is generally defined in the 1998 Plan and DB Plan as: (i) our corporate reorganization or a sale of substantially all of our assets with the result that the shareholders prior to the reorganization or sale afterwards hold less than a majority of our voting stock; (ii) any person becoming the beneficial owner of 20% or more of the combined voting power of our outstanding securities; and (iii) a change in the majority of our Board. For information about vested amounts or balance under the AB Plan and the DC Plan and 2005 Plan, see the “2011 Pension Benefits Table” and “2011 Nonqualified Deferred Compensation Table” respectively, above.

TRANSACTIONS WITH RELATED PERSONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. In some cases, however, the Audit Committee will defer the approval of a related-party transaction to the disinterested members of the full Board.

Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. Instead, the Audit Committee, or the Board, as applicable, reviews each proposed transaction on a case-by-case basis taking into account all relevant factors, including whether the terms and conditions are at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties. The following related-party transactions have been approved either by our Board or our Audit Committee.

During 2011, we chartered, on an hourly basis, an airplane from a third-party private aircraft charter company. One of the aircraft available for use by us is an aircraft owned jointly by this charter company and a company owned by Mr. Edward Crawford. For 2011, we paid $299,247 for the use of that aircraft. Through companies owned by Mr. Edward Crawford, we lease a 125,000 square foot facility in Huntington, Indiana, at a monthly rent of $13,500 and a 60,450 square foot building we use as our corporate headquarters in Mayfield Heights, Ohio, at a monthly rent of $65,437.

Through companies owned by Mr. Matthew Crawford, we lease two buildings in Conneaut, Ohio: a 91,300 square foot facility, at a monthly rent of $35,740 and an additional 70,000 square foot attached facility, at a monthly rent of $10,500, plus real estate taxes totaling $13,917; a 150,000 square foot facility in Cleveland, Ohio, at a monthly rent of $29,691; and a 125,000 square foot facility in Canton, at a monthly rent of $51,500.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

2013 Proposals.    Any shareholder who intends to present a proposal to include in the proxy materials for the 2013 annual meeting of shareholders must comply with Rule 14a-8 of the Securities Exchange Act. To have the proposal included in our proxy statement and form of proxy for that meeting, the shareholder must deliver the proposal in writing by December 17, 2012 to the Secretary of the Company, at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

Advance Notice Procedures.    Under our Regulations, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary not less than sixty days nor more than ninety days before the meeting. If there was less than seventy-five days notice or prior public disclosure of the date of the meeting given or made to the shareholders, then in order for the written notice by the shareholder to be timely, it must be received no later than the close of business on the fifteenth day after the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Accordingly, if a shareholder intends to present a proposal at the 2013 annual meeting of shareholders outside the processes of Rule 14a-8 of the Securities Exchange Act, the shareholder must provide written notice pursuant to the procedures contained in our Regulations that are outlined above. Our proxy statement relating to the 2013 annual meeting of shareholders will give discretionary authority to those individuals named in the accompanying proxy to vote with respect to all non-Rule 14a-8 proposals not included in the proxy statement relating to the 2013 annual meeting if the proposals are properly presented at the 2012 annual meeting.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2011 is being mailed to each shareholder of record with this Proxy Statement. Additional copies may be obtained from the undersigned.

OTHER MATTERS

Set forth below are directions to The Cleveland Marriott East:

Directions to the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio 44122:

From South:

•	Take I-71N to Exit 220: I-271N

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

From East:

•	Take I-80W to Exit 187: I-480

•	Continue on I-480(NW) to I-271N

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

From North (Downtown Cleveland):

•	Take I-77S to Exit 156: I-480E

•	Follow I-480E toward Erie, PA/Warren to US-422

•	Take Exit to I-271N/US-422W

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

From West:

•	Take I-80E to Exit 151: I-480E

•	Follow I-480E to I-271N/US-422W

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

PARK-OHIO HOLDINGS CORP.

ROBERT D. VILSACK

    Secretary

April 16, 2012

APPENDIX A

PARK-OHIO HOLDINGS CORP.

AMENDED AND RESTATED

1998 LONG-TERM INCENTIVE PLAN (AS AMENDED AND RESTATED AS OF

[                    ], 2012)

1.	PURPOSES

The purposes of the Amended and Restated Park-Ohio Holdings Corp. 1998 Long-Term Incentive Plan (as Amended and Restated as of                     , 2012) (the “Plan”) are to promote the long-term growth and performance of Park-Ohio Holdings Corp. (the “Company”) and its subsidiaries by providing an opportunity for employees and directors of the Company and its subsidiaries to participate through share ownership in the long-term growth and success of the Company, enhancing the Company’s ability to attract and retain persons with desired abilities, providing additional incentives for such persons and furthering the identity of interests of employees and shareholders of the Company.

2.	DEFINITIONS

(a) “Award” means any form of stock option, stock appreciation right, restricted shares, share or share-based award or performance share granted to a Participant under the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” means the Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan, provided that the Committee shall consist of at least three directors who qualify as Non-Employee Directors and “outside directors” within the meaning of Section 162(m) of the Code, and who satisfy any applicable standards of independence under the federal securities and tax laws and the listing standards of the National Association of Securities Dealers Automated Quotations (“NASDAQ”) or any other national securities exchange on which the Common Shares are listed as in effect from time to time.

(e) “Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(f) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the Award or Awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Fair Market Value” means the closing price of Shares as reported on the Nasdaq Stock Market for the date in question, provided that if no sales of Shares were made on the Nasdaq Stock Market on that date, the closing price of Shares as reported on the Nasdaq Stock Market for the preceding day on which sales of Shares were made on the Nasdaq Stock Market shall be used.

(i) “Non-Employee Director” means a director who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 of the Exchange Act.

(j) “Participant” means any employee or director of the Company or its direct or indirect subsidiaries or any other person whose selection the Committee determines to be in the best interests of the Company, to whom an Award is made under the Plan.

(k) “Performance Measure” means the measurable performance objective or objectives established pursuant to the Plan for Participants who have received grants of Awards pursuant to the Plan. Performance Measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the subsidiary or division, segment, department, region or function within the Company or subsidiary of the Company in which the Participant is employed. The Performance Measures may be made relative to the performance of one or more other companies or an index. The Performance Measures applicable to any Qualified Performance-Based Award to a Covered Employee will be based on specified levels of or growth or improvement in one or more of the following criteria: (i) revenues; (ii) operating income; (iii) net income; (iv) earnings per Share; (v) return on equity; (vi) cash flow; (vii) shareholder total return; (viii) return on assets; (ix) return on investment; (x) asset turnover; (xi) liquidity; (xii) capitalization; (xiii) stock price; (xiv) expenses; (xv) operating profit and margin; (xvi) retained earnings; (xvii) market share; (xviii) sales to targeted customers; (xix) customer satisfaction; (xx) quality measures; (xxi) productivity; (xxii) safety measures; or (xxiii) educational and technical skills of employees. In the case of a Qualified Performance-Based Award, each Performance Measure that is a financial measure will be determined in accordance with generally accepted accounting principles as consistently applied by the Company. If provided for in an applicable Evidence of Award, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Committee may in its discretion modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, including to exclude the effects of extraordinary items, unusual or non-recurring events, cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Measure or minimum acceptable level of achievement. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

(l) “Performance Period” means one or more periods of time as the Committee may designate over which the attainment of one or more Performance Measures will be measured for the purpose of determining a Participant’s rights in respect of an Award with respect thereto. A Performance Period may overlap with prior and subsequent Performance Periods, and the commencement or conclusion of a Performance Period may coincide with the commencement or conclusion of another Performance Period.

(m) “Qualified Performance-Based Award” means any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(n) “Shares” means the Common Stock, par value $1.00 per share, of the Company.

3.	SHARES AVAILABLE FOR AWARDS

Subject to adjustment as provided in Section 11 below, the aggregate number of Shares reserved and available for Awards under the Plan shall be 3,700,000. The aggregate number of shares that may be issued by the Company upon the exercise of incentive stock options will not exceed 3,700,000 shares. No more than 500,000 Shares shall be the subject of Awards to any individual Participant in any one calendar year. Shares issuable under the Plan may consist of authorized and unissued Shares or treasury Shares.

Any Shares issued by the Company through the assumption or substitution of outstanding grants previously made by an acquired corporation or entity shall not reduce the Shares available for Awards under the Plan. If any Shares subject to any Award granted under the Plan are forfeited or if such Award otherwise terminates without the issuance of such Shares or payment of other consideration in lieu of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan as if such Shares had not been subject to an Award. Additionally, in the event that a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, to reflect the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any subsidiary prior to such acquisition or combination.

4.	ADMINISTRATION

(a) The Plan shall be administered by the Committee, which shall have full power and authority to interpret the Plan, to grant waivers of Plan restrictions and to adopt such rules, regulations and policies for carrying out the Plan as it may deem necessary or proper in order to further the purposes of the Plan. In particular, the Committee shall have the authority to (i) select Participants to receive Awards, (ii) determine the number and type of Awards to be granted, (iii) determine the terms and conditions, not inconsistent with the terms hereof, of any Award granted, (iv) interpret the terms and provisions of the Plan and any Award granted, (v) prescribe the form of any agreement or instrument executed in connection with any Award, and (vi) establish, amend and rescind such rules, regulations and policies for the administration of the Plan as it may deem advisable from time to time.

(b) The Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any person to whom duties or powers have been delegated as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate individuals to be recipients of Awards under the Plan; and (ii) determine the size of any such Awards; provided, however, that (A) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an individual who is an officer, director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

5.	AWARDS

The Committee shall determine the type(s) of Award(s) to be made to each Participant and shall set forth in the related Evidence of Award the terms, conditions and limitations applicable to each Award. Awards may include but are not limited to those listed in this Section 5. Awards may be made singly, in combination, in tandem or in exchange for a previously granted Award, and also may be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under any other employee plan of the Company, including the plan of any acquired entity.

(a)    Stock Options.    Awards may be made in the form of stock options, which may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options not intended to qualify under Section 422 of the Code. Incentive stock options may be granted only to “employees” (under Section 3401(c) of the Code) of the Company or a subsidiary of the Company (under Section 424 of the Code). The aggregate Fair Market Value (determined at the time the option is granted) of Shares as to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under the Plan and any other plan of the Company) shall not exceed $100,000 (or such other limit as may be required by the Code from time to time). The exercise price of stock options granted under the Plan shall be not less than 100% of Fair Market Value on the date of the grant. A stock option granted under the Plan shall be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Committee, provided that no stock option shall be exercisable more than ten years after the date of grant. A participant may pay the exercise price of a stock option in cash, Shares or a combination of cash and Shares. The Committee shall establish appropriate procedures for accepting Shares in payment of the exercise price of a stock option and may impose such conditions as it deems appropriate on such use of Shares.

(b)    Stock Appreciation Rights.    Awards may be granted in the form of stock appreciation rights (“SARs”). SARs shall entitle the recipient to receive a payment, in cash or Shares, equal to the appreciation in market value of a stated number of Shares from the price stated in the Evidence of Award, which will be equal to or greater than the Fair Market Value per Share on the date of grant, to the Fair Market Value on the date of exercise or surrender. SARs may be granted either separately or in conjunction with other Awards granted under the Plan. Any SAR that is granted separately from another Award shall be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Committee, provided that no SAR shall be exercisable more than ten years after the date of grant. Any SAR related to a nonstatutory stock option may be granted at the same time such option is granted or any time thereafter before exercise or expiration of such option. Any SAR related to an incentive stock option must be granted at the same time such option is granted. Any SAR related to an option shall be exercisable only to the extent the related option is exercisable. In the case of any SAR related to any option, the SAR or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related option. Similarly, upon exercise of an SAR as to some or all of the Shares covered by a related option, the related option shall be canceled automatically to the extent of the SARs exercised, and such Shares shall not thereafter be eligible for grant. The Committee may impose such conditions or restrictions upon the exercise of any SAR as it shall deem appropriate.

(c)    Restricted Shares.    Awards may be granted in the form of restricted Shares in such numbers and at such times as the Committee shall determine. Awards of restricted Shares shall be subject to such terms, conditions or restrictions as the Committee deems appropriate including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or financial performance of the Company. The period of vesting and forfeiture restrictions shall be established by the Committee at the time of grant, except that no restriction period shall be less than 12 months. If the Compensation Committee has designated the Shares covered by a grant of restricted Shares as “Performance Restricted Shares” (“Performance Restricted Shares”), then the Compensation Committee shall establish, at the date of grant, the Performance Period and Performance Measures that would determine the extent to which restrictions set forth in this Section 5(c) shall lapse on any specified date. For any Qualified Performance-Based Awards of Performance Restricted Stock, no restrictions shall lapse on any such Awards until the Committee certifies, in writing, that the requirements established as described in this Section 5(c) have been satisfied. During the period in which any restricted Shares are subject to forfeiture restrictions, the Committee may, in its discretion, grant to the Participant to whom such restricted Shares have been awarded, all or any of the rights of a shareholder with respect to such restricted Shares, including the right to vote such Shares and to receive dividends with respect to such Shares; provided, however, that dividends or other distributions on Performance Restricted Shares shall be deferred and reinvested in additional Performance Restricted Shares until the achievement of the applicable Performance Measure(s).

(d)    Performance Shares.    Awards may be made in the form of Shares that are earned only after the attainment of predetermined Performance Measures as established by the Committee at the time an Award is made (“Performance Shares”). To the extent that the relevant Performance Measures have been achieved at the end of the applicable performance period (and, in the case of any Qualified Performance-Based Awards of Performance Shares, the Committee has certified such achievement in writing), Performance Shares shall be converted into Shares (or cash or a combination of Shares and cash, as set forth in the Evidence of Award) and distributed to Participants based upon the applicable performance entitlement. Performance Shares that are Qualified Performance-Based Awards are intended to qualify under Section 162(m) and provisions of such Awards shall be interpreted in a manner consistent with that intent to the extent appropriate. Award payments made in cash rather than the issuance of Shares shall not, by reason of such payment in cash, result in additional Shares being available under the Plan.

(e)    Stock Awards.    Awards may be made in Shares or on a basis valued in whole or in part by reference to, or otherwise based upon, Shares. Share awards shall be subject to conditions established by the Committee and set forth in the Evidence of Award.

6.	PAYMENT OF AWARDS; DEFERRALS

Payment of Awards may be made in the form of Shares, cash or a combination of Shares and cash and may include such restrictions as the Committee shall determine, including restrictions on transfer and forfeiture provisions. With Committee approval, payments may be deferred, either in the form of installments or a future lump sum payment, to the extent permitted by Section 409A of the Code. The Committee may permit Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee to assure that such deferrals comply with applicable requirements of the Code including the capability to make further deferrals for payment after retirement. The Committee may also establish rules and procedures consistent with Section 409A of the Code for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in Shares.

7.	TAX WITHHOLDING

The Company shall have the authority to withhold, or to require a Participant to remit to the Company, prior to issuance or delivery of any Shares or cash relating to an Award made under the Plan, an amount sufficient to satisfy federal, state and local tax withholding requirements associated with any Award. In addition, the Company may, in its sole discretion, permit a Participant to satisfy any tax withholding requirements, in whole or in part, by (i) delivering to the Company Shares held by such Participant having a Fair Market Value equal to the amount of the tax or (ii) directing the Company to retain Shares having such Fair Market Value and otherwise issuable to the Participant under the Plan. In no event will the Fair Market Value per Share of the Shares to be withheld pursuant to this Section 7 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.

8.	TERMINATION OF EMPLOYMENT

If the employment of a Participant terminates for any reason, all unexercised, deferred and unpaid Awards shall be exercisable or paid in accordance with the applicable Evidence of Award, which may provide that the Committee may authorize, as it deems appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination.

9.	NONASSIGNABILITY

Except as may be otherwise provided in the relevant Evidence of Award, no Award or any benefit under the Plan shall be assignable or transferable, or payable to or exercisable by, anyone other than the Participant to whom it was granted. Notwithstanding anything in the Plan to the contrary, in no event will any Award granted under the Plan be transferred for value.

10.	CHANGE IN CONTROL

(a) In the event of a Change in Control (as defined below) of the Company, and except as the Board may expressly provide otherwise, (i) all stock options or SARs then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then otherwise exercisable, (ii) all restrictions and conditions of all Awards of restricted Shares or stock awards granted pursuant to Section 5(e) then outstanding shall be deemed satisfied as of the date of the Change in Control, and (iii) all Awards of Performance Shares shall be deemed to have been fully earned as of the date of the Change in Control.

(b) A “Change in Control” of the Company shall have occurred when any of the following events shall occur:

(i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

(ii) The Company sells all or substantially all of its assets to any other corporation or other legal person, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

(iii) There is a report filed or required to be filed on Schedule 13D on Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner, is defined under Rule l3d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”); or

(iv) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this clause (iv), each director who is first elected, or first nominated for election by the Company’s shareholders by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period (but excluding for purposes of this proviso any individual whose initially becomes a director as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board).

Notwithstanding the foregoing provisions of Section 10(b)(iii) hereof, unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” shall not be deemed to have occurred for purposes of the Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or interest, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

11.	ADJUSTMENTS UPON CHANGES OF CAPITALIZATION

The Committee shall make or provide for such adjustments in the numbers of Shares covered by outstanding Awards, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, extraordinary cash dividend or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing; provided, however, that any adjustment which by reason of this Section 11 is not required to be made currently will be carried forward and taken into account in any subsequent adjustment. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of the Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3 of the Plan regarding incentive stock options will be made only if and to the extent that such adjustment would not cause any stock option intended to qualify as an incentive stock option to fail so to qualify.

12.	RIGHTS OF EMPLOYEES

Nothing in the Plan shall interfere with or limit in any way the right of the Company or any subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continued employment with the Company or any subsidiary.

13.	AMENDMENT, SUSPENSION OR TERMINATION OF PLAN AND AWARDS

The Board may amend, suspend or terminate the Plan at any time, provided that no such action shall be taken that would impair the rights under an outstanding Award without the Participant’s consent. Further, if an amendment to the Plan must be approved by the Company’s stockholders in order to comply with applicable law or the rules of the NASDAQ or, if the Shares are not traded on the NASDAQ, the principal national securities exchange upon which the Shares are traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

The Board may amend the terms of any outstanding Award, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the Participant’s consent and no such amendment shall have the effect, with respect to any Qualified Performance-Based Award, of increasing the amount of any Award from the amount that would otherwise be payable pursuant to the formula and/or goals previously established for such Participant. Notwithstanding the foregoing, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding stock options or the base price of outstanding SARs, and no outstanding stock options or SARs may be cancelled in exchange for other Awards, or, except in connection with a corporate transaction or event described in Section 11 of the Plan, cancelled in exchange for stock options or SARs with an exercise price or base price that is less than the exercise price of the original stock options or base price of the original SARs, as applicable, or cancelled in exchange for cash, without stockholder approval. The preceding sentence is intended to prohibit (without shareholder approval) the repricing of “underwater” stock options and SARs and will not be construed to prohibit the adjustments or payments provided for in Section 11 of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 13 may not be amended without approval by the Company’s stockholders.

14.	COMPLIANCE WITH SECTION 409A OF THE CODE

(a) To the extent applicable, it is intended that the Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of the Plan or any Evidence of Award to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Compensation Committee reserves the right to make amendments to the Plan and any Evidence of Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

15.	GOVERNING LAW

The Plan, together with all determinations and actions made or taken in connection therewith, to the extent not otherwise governed by the Code or other laws of the United States, shall be governed by the laws of the State of Ohio.

16.	RECOUPMENT AND RESTRICTIVE COVENANTS

Any Evidence of Award may: (i) provide for recoupment by the Company of all or any portion of an Award if the Company’s financial statements are required to be restated due to material noncompliance, as a result of the Participant’s misconduct, with any financial reporting requirement under the federal securities laws; or (ii) include restrictive covenants, including, without limitation, non-competition, non-disparagement and confidentiality conditions or restrictions, that the Participant must comply with during employment by the Company and/or within a specified period after termination as a condition to the Participant’s receipt or retention of all or any portion of an Award. This Section 16 shall not be the Company’s exclusive remedy with respect to such matters. This Section 16 shall not apply after a Change in Control, unless otherwise specifically provided in the Evidence of Award.

17.	FRACTIONAL SHARES.

The Company will not be required to issue any fractional Common Shares pursuant to the Plan. The Committee may provide for the elimination of fractions and for the settlement of fractions in cash.

18.	EFFECTIVE AND TERMINATION DATES

The Plan shall become effective on the date it is approved by the shareholders of the Company. The Plan shall continue in effect until terminated by the Board, at which time all outstanding Awards shall remain outstanding in accordance with their applicable terms and conditions.

Park-Ohio Holdings Corp.
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed below in Proposal 1 and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS:	For	Withhold	Abstain		For	Withhold	Abstain		For	Withhold	Abstain	+

01 - Patrick V. Auletta	☐	☐	☐	02 - Edward F. Crawford	☐	☐	☐	03 -James W. Wert	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2012.	☐	☐	☐	3.	APPROVAL OF AMENDMENT AND RESTATEMENT OF THE PARK-OHIO HOLDINGS CORP. AMENDED AND RESTATED 1998 LONG-TERM INCENTIVE PLAN.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Park-Ohio Holdings Corp.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Kevin R. Greene and Dan T. Moore III, or either of them, are hereby authorized, with full power of substitution, to represent and vote the common stock of the signed shareholder(s) at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, on May 24, 2012, and any and all adjournments, postponements, or continuations thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. The Board of Directors recommends a vote FOR all nominees listed on the reverse in proposal 1 and FOR proposals 2 and 3.

If this Proxy is properly executed and returned, shares represented hereby will be voted in the manner specified by the shareholder. If no specification is made, shares will be voted FOR the election of persons nominated as directors pursuant to the Proxy Statement and FOR proposals 2 and 3.

IMPORTANT NOTICE TO PARTICIPANTS IN THE INDIVIDUAL ACCOUNT RETIREMENT PLAN OF PARK-OHIO INDUSTRIES, INC. AND ITS SUBSIDIARIES

To The Charles Schwab Trust Company, Trustee of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries (the “Plan”): The signed shareholder, a participant in the Plan, hereby directs the Trustee to vote in person or by proxy (a) all shares of Park-Ohio Holdings Corp. common stock credited to the signed shareholder’s account under the Plan on the record date (“allocated shares”); and (b) the proportional number of shares of common stock of Park-Ohio Holdings Corp. allocated to the accounts of other participants in the Plan, but for which the Trustee does not receive valid voting instructions (“non-directed shares”) and as to which the signed shareholder is entitled to direct the voting in accordance with the Plan provisions at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, on May 24, 2012, and any and all adjournments, postponements, or continuations thereof. Under the Plan, shares allocated to the accounts of participants for which the Trustee does not receive timely directions in the form of a signed proxy card are voted by the Trustee as directed by the participants who timely tender a signed proxy card. By completing this proxy card and returning it to the Trustee, you are authorizing the Trustee to vote allocated shares and a proportionate amount of the non-directed shares held in the Plan. The number of non-directed shares for which you may instruct the Trustee to vote will depend on how many other participants exercise their right to direct the voting of their allocated shares. Any participant wishing to vote the non-directed shares differently from the allocated shares may do so by requesting a separate proxy card form from the Trustee at 800-724-7526.

(Continued and to be signed on reverse)